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         KAMAN CORP. SIGNS AGREEMENT TO ACQUIRE GERMAN
                   AEROSPACE BEARING COMPANY

BLOOMFIELD, Connecticut (July 24, 2002) - (NASDAQ:KAMNA) Kaman
Corporation today announced it has signed an agreement to acquire the privately held German aerospace bearing manufacturing company, RWG Frankenjura-Industrie Flugwerklager GmbH, headquartered in Dachsbach, Germany. The company expects to complete the transaction by the end of July.

RWG will operate as a separate subsidiary within Kaman's aerospace segment. Terms of the agreement are not being disclosed.

RWG manufactures spherical and ball bearings, rod ends, bushings and specialty components primarily for the aerospace industry. The company employs about 85 people, had sales in 2001 of approximately U.S. $10 million and, along with its predecessor companies, has been in business for more than 50 years. RWG's largest customer is Airbus Industries.

Paul R. Kuhn, president and chief executive officer of Kaman Corp., said, "RWG increases Kaman's presence in European aircraft markets, and complements our existing line of proprietary Kamatics bearings for aircraft and other specialized uses. At the same time, RWG's presence in U.S. markets will be increased. RWG is an excellent company with a highly skilled workforce, and we are pleased to have them become part of Kaman."

Kaman Corp., headquartered in Bloomfield, conducts business in the aerospace, industrial distribution and music distribution markets.

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Contact:
Russell H. Jones, VP & Treasurer
(860 243-6307
Email: rhj-corp@kaman.com
















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